EXHIBIT 99.1

CENTER FINANCIAL REPORTS 2009 FIRST QUARTER FINANCIAL RESULTS

-- Results Reflect Higher Levels of Loan Loss Provisioning and Reserve Building

in Light of Weakening Economic Environment --

LOS ANGELES – April 29, 2009 – Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today reported financial results for its three months ended March 31, 2009.

“The sudden credit deterioration that we saw late in the 2008 fourth quarter continued into our 2009 first quarter, with significantly higher levels of nonperforming loans, particularly relative to our past history,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “This dramatic change underscores the severity of the economic crisis in Southern California, which is impacting the business operations of our core customer base. Given the extremely challenging environment which is expected to continue at least for the balance of 2009, we are aggressively increasing our reserves to ensure the long term viability of Center Financial. Eventually, the nation will recover from this deep recession, and Center Bank will be here, standing strong to support our communities. Notwithstanding the current challenges, it is worthy to note that the strategic initiatives that we implemented last year have contributed to considerable improvements in our cost structure and operational efficiencies to conform with the operating environment today, as well as a $113 million reduction-to-date in our loan balances related to commercial real estate from the levels in our portfolio at the beginning of 2008.”

2009 FIRST QUARTER SUMMARY:

•	Gross loans reduced to $1.66 billion from $1.72 billion at year-end 2008

•	Total deposits increased to $1.66 billion from $1.60 billion as of December 31, 2008

•	Tangible common equity to total assets equal 7.57%

•	Total risk-based capital ratio of 13.80% at March 31, 2009

•	Nonperforming loans increased to $56.3 million, equal to 3.38% of gross loans at March 31, 2009

•	Net charge-offs relatively stable at $2.8 million in Q1, versus $3.2 million in Q4 2008

•	Provision for loan losses increased to $14.5 million, exceeding charge-offs during the quarter by $11.6 million

•	Allowance for loan losses to gross loans increased to 2.99% from 2.22% as of December 31, 2008

•	Net interest margin of 3.34% reflects a 37 basis point compression from 3.71% for Q4 2008

•	Salary and employee benefit costs down 6% versus Q4 2008 and 40% versus Q1 2008, contributing to continued contraction of total noninterest expense

•	Efficiency ratio improved to 51.67% versus 58.87% for Q4 2008 and 59.50% for Q1 2008

•	Quarterly cash dividend at $0.05 per share suspended in March 2009

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BALANCE SHEET SUMMARY & CAPITAL

Gross loans at March 31, 2009 totaled $1.66 billion, down 3% from $1.72 billion at December 31, 2008 and down 11% from $1.87 billion at March 31, 2008. The reductions principally reflect the company’s strategic sale of commercial real estate and SBA loans during 2008, in part to reduce the exposure to commercial real estate, as well as lower levels of loan originations due to stricter lending criteria in light of the difficult credit conditions. Net loans as a percentage of total assets declined to 77.19% at March 31, 2009, versus 81.66% at December 31, 2008 and, 85.81% at March 31, 2008. The company attributed the decline to higher levels of liquidity on balance sheet.

Total deposits increased to $1.66 billion at March 31, 2009, reflecting a 4% uptick from $1.60 billion at year-end 2008. The company attributed the increase to a successful marketing campaign initiated in March 2009, targeting the non-ethnic consumer base, resulted in increased money market deposits and time deposits. At March 31, 2009, money market deposits totaled $470.7 million, versus $447.3 million at December 31, 2008. Time deposits at the close of the 2009 first quarter totaled $834.5 million, compared with $793.4 million at December 31, 2008. Noninterest-bearing demand deposits held in relatively stable at $306.1 million as of March 31, 2009, compared with $310.2 million at year-end 2008, in spite of continued outflows to Korea due to the favorable currency exchange rates. The company’s loan-to-deposit ratio equaled 96.9% at March 31, 2009, versus 104.73% at December 31, 2008.

“Competition for deposits in our primary market of Southern California remains extremely high, so we are pleased to have increasing trends in our core deposits,” said Yoo. “While our noninterest-bearing deposits narrowed slightly to 18.4% of total deposits, this level continues to exceed that of our peers, underscoring the trust Center Bank has earned from our core customer base in Southern California.”

The average cost of interest-bearing deposits continued to decline as a result of the reductions in the Fed Funds rate during 2008, equaling 2.73% for the three months ended March 31, 2009. This is down 32 basis points from the average cost of interest-bearing deposits of 3.05% as of December 31, 2008 and lower by 168 basis points from 4.41% in the prior-year first quarter.

Total assets at March 31, 2009 increased to $2.09 billion from $2.06 billion at year-end 2008, principally reflecting strategically planned increases in Federal Funds sold and securities available for sale to maintain a high level of liquidity on the balance sheet, partially offset by a continued reduction in the company’s loan portfolio. Average interest-earning assets for the 2009 first quarter equaled $1.93 billion, compared with $1.91 billion for the 2008 fourth quarter and $1.98 billion for the 2008 first quarter.

Total shareholders’ equity at March 31, 2009 amounted to $211.7 million, down from $214.6 million at December 31, 2008. As of the close of the 2009 first quarter, the company’s tangible book value and tangible common equity as a percentage of total assets equaled $9.42 per share and 7.57%, respectively. This compares with tangible book value of $9.53 per share and tangible common equity to total assets of 7.78% as of December 31, 2008. Center Financial remains strongly capitalized, exceeding all regulatory guidelines. As of March 31, 2009, the company’s Tier 1 risk-based capital ratio was 12.53%, total risk-based capital ratio equaled 13.80%, and Tier 1 leverage ratio was 11.04%.

Yoo added: “In this time of great uncertainty in the banking industry, we believe it is of paramount importance to remain strongly capitalized and operating in line with all regulatory guidelines, including recent commentary on the distribution of dividends. While it was a difficult decision for the board to suspend the quarterly cash dividend, this prudent action will surely complement our capital preservation efforts. We remain confident that this will ultimately lead to greater opportunities for all of our shareholders longer term.”

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ASSET QUALITY

Nonperforming loans as of March 31, 2009 rose to $56.3 million, or $53.9 million net of the SBA guarantee, and included the addition of $13.5 million in real estate construction loans, $5.7 million in commercial real estate loans and $16.3 million in commercial business loans. As of December 31, 2008, the company had nonperforming loans of $20.5 million, or $18.3 million net of the SBA guarantee. The company did not have any other real estate owned (OREO) or troubled debt restructurings as of the end of the 2009 first quarter or 2008 fourth quarter.

Nonperforming loans as a percentage of gross loans rose significantly higher each quarter since the 2008 third quarter, equaling 3.38% at March 31, 2009, 1.19% at December 31, 2008, and 0.48% at September 30, 2008. A year ago, the company’s nonperforming loans to gross loans and OREO equaled 0.36% at March 31, 2008.

Net charge-offs during the 2009 first quarter totaled $2.8 million, down from 2008 fourth quarter net charge-offs of $3.2 million. As a percentage of average loans, net charge-offs equaled 0.17% for the three months ended March 31, 2009, versus 0.05% for the first three months of 2008.

In light of the increased levels of nonperforming assets and the continuing challenges in the credit environment, Center Financial provided $14.5 million to its allowance for loan losses in the 2009 first quarter, exceeding the charge-offs during the quarter by $11.6 million. This compares with a $19.8 million provision in the immediately preceding fourth quarter. The total allowance for loan losses as of March 31, 2009 grew to $49.8 million and represented 2.99% of gross loans, compared with allowance for loan losses of $38.2 million at year-end 2008, representing 2.22% of gross loans.

“While these provision levels are significantly higher than we have experienced in the past, we believe the previously announced modifications made to our methodologies are prudent and appropriate to adequately assess true directional consistency given the sudden deterioration in market trends,” Yoo said.

2009 FIRST QUARTER OPERATIONAL HIGHLIGHTS

For the three months ended March 31, 2009, net interest income before provision for loan losses totaled $15.9 million, compared with $17.8 million in the immediately preceding 2008 fourth quarter and $18.6 million in the first quarter of 2008. Reflecting a 175 basis point reduction in the Fed Funds rate and the Prime rate during the 2008 fourth quarter and increased levels in non-accrual loans, the company’s weighted average loan yield for the 2009 first quarter was 5.91%, down 46 basis points compared with the immediately preceding 2008 fourth quarter and down 151 basis points from the year-ago first quarter. The average yields on the investment portfolio were 4.53% for the 2009 first quarter, 4.58% for the 2008 fourth quarter and 5.01% for the first quarter of 2008.

The company’s net interest margin for three months ended March 31, 2009 was 3.34%, compared with 3.71% in the preceding 2008 fourth quarter and 3.77% in the first quarter a year ago. The company attributed the compression in net interest margin principally to the decline in weighted average loan yields as a result of the lower interest rate environment, increased levels of non-accrual loans for which interest income is not recognized, plus the reversal of previously accrued interest income on loans placed on non-accrual status during the quarter.

Noninterest income totaled $3.7 million in the 2009 first quarter, versus $3.9 million in the 2008 fourth quarter and $3.6 million in the year-ago first quarter. Yoo noted that the company received a settlement gain of $350,000 from one of the original defendants in the KEIC litigation, which was included in other noninterest income in the 2009 first quarter results.

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Total noninterest expense continued to decline notwithstanding a significant hike in FDIC assessment fees industry wide, due primarily to reductions in salary and employee benefits, along with the elimination of KEIC-related litigation fees. Noninterest expense totaled $10.1 million in the 2009 first quarter, with salaries and employee benefits down 6% from the preceding 2008 fourth quarter and lower by 40% versus the 2008 first quarter. In the 2008 fourth quarter, noninterest expense totaled $12.8 million, or $10.2 million excluding a $2.6 million non-cash charge related to Other Than Temporary Impairment (OTTI) expense. The efficiency ratio for the 2009 first quarter equaled 51.67%, compared with 58.87% in the preceding 2008 fourth quarter and 59.50% in the 2008 first quarter.

Center Financial incurred a net loss of $2.7 million, or $0.19 per share, for the 2009 first quarter, including an income tax benefit of $2.2 million. This compares with a net loss of $6.1 million, or $0.37 per share, in the immediately preceding 2008 fourth quarter, which included the $2.6 million OTTI expense and a $4.8 million income tax benefit. In the 2008 first quarter, the company posted net income of $4.2 million, equal to $0.26 per diluted share, including an income tax provision of $2.6 million.

For the 2009 first quarter, Center Financial posted a loss on average assets and loss on average equity of 0.54% and 4.94%, respectively. This compares with loss on average assets of 1.20% and loss on average equity of 13.52% in the preceding fourth quarter of 2008. For the year-ago first quarter, return on average assets equaled 0.79% and return on average equity was 10.47%. The company attributed the declines primarily to compression of net interest margin and increased loan loss provision levels.

Investor Conference Call

The company will host an investor conference call at 9:00 a.m. PDT (12:00 noon EDT) on Thursday, April 30, 2009 to review the financial results for its first quarter ended March 31, 2009. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.centerbank.com. Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, the audio broadcast will be archived for one year. A telephone replay of the call will be available through Thursday, May 7, 2009 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 36086028.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s soundest financial institutions focusing on the Korean-American community, with total assets of $2.09 billion at March 31, 2009. Headquartered in Los Angeles, Center Bank operates a total of 19 full-service branches and one loan production office. The company has 16 full-service branches located throughout Southern California. Center Bank also operates two branches and one loan production office in the Seattle area, along with one branch in Chicago. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor”

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provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

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CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)

	3/31/2009	12/31/2008
ASSETS
Cash and due from banks	$44,766	$45,129
Federal funds sold	131,510	50,435
Money market funds and interest-bearing deposits in other banks	2,597	2,647

Cash and cash equivalents	178,873	98,211

Securities available for sale, at fair value	197,793	173,833
Securities held to maturity, at amortized cost (fair value of $0 as of March 31, 2009 and $8,879 as of December 31, 2008)	-	8,861
Federal Home Loan Bank and Pacific Coast Bankers Bank stock, at cost	15,673	15,673
Loans, net of allowance for loan losses of $49,778 as of March 31, 2009 and $38,172 as of December 31, 2008	1,601,324	1,669,476
Loans held for sale, at the lower of cost or fair value	11,070	9,864
Premises and equipment, net	14,549	14,739
Customers’ liability on acceptances	3,407	4,503
Accrued interest receivable	7,068	7,477
Deferred income taxes, net	23,612	19,855
Investments in affordable housing partnerships	12,455	12,936
Cash surrender value of life insurance	12,091	11,992
Goodwill	1,253	1,253
Intangible assets, net	200	213
Other assets	9,590	7,723

Total Assets	$2,088,958	$2,056,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$306,112	$310,154
Interest-bearing	1,357,956	1,293,365

Total deposits	1,664,068	1,603,519

Acceptances outstanding	3,407	4,503
Accrued interest payable	7,061	7,268
Other borrowed funds	168,217	193,021
Long-term subordinated debentures	18,557	18,557
Accrued expenses and other liabilities	15,967	15,174

Total liabilities	1,877,277	1,842,042

Commitments and contingencies	-	-
Shareholders’ equity
Preferred stock, par value of $1,000 per share; authorized 10,000,000 shares; issued and outstanding, 55,000 shares as of March 31, 2009 and December 31, 2008, respectively	53,010	52,959
Common stock, no par value; authorized 40,000,000 shares; issued and outstanding, 16,789,080 shares (including 10,400 shares of unvested restricted stock) as of March 31, 2009 and December 31, 2008	74,493	74,254
Retained earnings	82,392	85,846
Accumulated other comprehensive income, net of tax	1,786	1,508

Total shareholders’ equity	211,681	214,567

Total Liabilities and Shareholders’ Equity	$2,088,958	$2,056,609

Book value per common share	$9.50	$9.62
Tangible book value	$9.42	$9.53
Tangible common equity to total assets [1]	7.57%	7.78%

1 Tangible common equity represents total shareholders’ equity less preferred stock, goodwill and intangible assets

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/09	12/31/08	3/31/08
Interest and Dividend Income:
Interest and fees on loans	$24,311	$27,427	$33,610
Interest on federal funds sold	35	15	41
Interest on investment securities	2,291	2,169	2,028

Total interest and dividend income	26,637	29,611	35,679

Interest Expense:
Interest on deposits	8,725	9,265	14,037
Interest expense on long-term subordinated debentures	192	344	326
Interest on other borrowed funds	1,818	2,165	2,717

Total interest expense	10,735	11,774	17,080

Net interest income before provision for loan losses	15,902	17,837	18,599
Provision for loan losses	14,451	19,848	2,162

Net interest income (loss) after provision for loan losses	1,451	(2,011)	16,437

Noninterest Income:
Customer service fees	1,973	2,014	1,813
Fee income from trade finance transactions	548	572	601
Wire transfer fees	267	332	260
(Loss) gain on sale of loans	-	(2)	330
Net loss on sale of securities available for sale	(49)	-	-
Loan service fees	275	356	253
Other income	724	579	383

Total noninterest income	3,738	3,851	3,640

Noninterest Expense:
Salaries and employee benefits	4,289	4,545	7,120
Occupancy	1,182	1,206	1,041
Furniture, fixtures, and equipment	528	565	492
Data processing	595	543	522
Legal fees	243	73	630
Accounting and other professional service fees	410	321	337
Business promotion and advertising	338	476	462
Stationery and supplies	109	131	131
Telecommunications	169	220	169
Postage and courier service	146	205	201
Security service	245	280	274
Impairment loss of securities available for sale	-	2,611	-
Regulatory assessment	592	312	288
Other operating expenses	1,302	1,280	1,570

Total noninterest expense	10,148	12,768	13,237

Income (loss) before income tax (benefit) provision	(4,959)	(10,928)	6,840

Income tax (benefit) provision	(2,233)	(4,808)	2,620

Net (loss) income	(2,726)	(6,120)	4,220

Preferred stock dividends and accretion of preferred stock discount	(395)	(155)	-

Net (loss) income available to common shareholders	(3,121)	(6,275)	4,220

Other comprehensive income - unrealized gain on available-for-sale securities, net of income tax expense of $201 and $557	278	1,464	769

Comprehensive (loss) income	$(2,448)	$(4,656)	$4,989

(Loss) earnings per share:
Basic	$(0.19)	$(0.37)	$0.26

Diluted	$(0.19)	$(0.37)	$0.26

Weighted average shares outstanding - basic	16,789,000	16,788,000	16,367,000

Weighted average shares outstanding - diluted	16,789,000	16,788,000	16,404,000

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	Three Months Ended
	3/31/09		12/31/08		3/31/08

	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loans	$1,668,873	5.91%	$1,712,834	6.37%	$1,816,673	7.42%
Federal funds sold	56,598	0.25	10,664	0.56	4,751	3.46
Investments	205,180	4.53	188,268	4.58	162,965	5.01

Total interest-earning assets	1,930,651	5.60	1,911,766	6.16	1,984,389	7.23

Noninterest-earning assets:
Cash and due from banks	41,163		45,105		59,990
Bank premises and equipment, net	14,750		14,814		13,987
Customers’ acceptances outstanding	3,851		4,081		3,389
Accrued interest receivables	6,853		7,365		8,198
Other assets	45,940		43,344		38,658

Total noninterest-earning assets	112,557		114,709		124,222

Total assets	$2,043,208		$2,026,475		$2,108,611

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$452,204	1.99%	$402,482	2.52%	$297,569	3.64%
Savings	51,343	3.56	51,731	3.48	53,830	3.32
Time deposits
Less than $100,000	147,355	3.55	137,787	3.57	116,478	4.65
$100,000 or more	645,656	2.99	615,768	3.25	809,216	4.73

	1,296,558	2.73	1,207,768	3.05	1,277,093	4.41
Other borrowed funds	176,864	4.17	266,839	3.23	277,136	3.93
Long-term subordinated debentures	18,557	4.20	18,557	7.37	18,557	7.05

Total interest-bearing liabilities	1,491,979	2.92	1,493,164	3.14	1,572,786	4.36

Noninterest-bearing liabilities:
Demand deposits	305,690		329,467		351,107

Total funding liabilities	1,797,669	2.42	1,822,631	2.57	1,923,893	3.56
Other liabilities	21,799		23,810		23,090

Total noninterest-bearing liabilities	327,489		353,277		374,197
Shareholders’ equity	223,740		180,034		161,628

Total liabilities and shareholders' equity	$2,043,208		$2,026,475		$2,108,611

Cost of deposits		2.21%		2.40%		3.46%

Net interest spread		2.68%		3.02%		2.88%

Net interest margin		3.34%		3.71%		3.77%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	As of the Dates Indicated
	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Real Estate:
Construction	$53,072	$61,983	$62,296	$62,072	$76,243
Commercial	1,131,682	1,134,793	1,157,286	1,191,097	1,222,385
Commercial	313,065	334,350	336,929	352,220	332,950
Trade Finance	48,813	63,479	70,395	81,399	83,418
SBA	37,962	37,027	38,069	39,310	61,583
Consumer and other	79,868	88,423	93,053	92,157	96,717

Total Gross Loans	1,664,462	1,720,055	1,758,028	1,818,255	1,873,296

Less:
Allowance for Loan Losses	49,778	38,172	21,485	21,499	21,685
Deferred Loan Fees	1,188	1,359	1,488	1,688	1,561
Discount on SBA Loans Retained	1,102	1,184	1,284	1,296	880

Total Net Loans and Loans Held for Sale	$1,612,394	$1,679,340	$1,733,771	$1,793,772	$1,849,170

As a percentage of total gross loans:
Real estate:
Construction	3.2%	3.6%	3.5%	3.4%	4.1%
Commercial	68.0%	66.0%	65.8%	65.5%	65.3%
Commercial	18.8%	19.4%	19.2%	19.4%	17.8%
Trade finance	2.9%	3.7%	4.0%	4.5%	4.5%
SBA	2.3%	2.2%	2.2%	2.2%	3.3%
Consumer	4.8%	5.1%	5.3%	5.0%	5.0%

Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

	As of the Dates Indicated
	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Demand deposits (noninterest-bearing)	$306,112	$310,154	$367,171	$378,835	$357,422
Money market accounts and NOW	470,741	447,275	425,156	375,606	337,678
Savings	52,683	52,692	54,520	55,281	55,265

	829,536	810,121	846,847	809,722	750,365
Time deposits
Less than $100,000	156,611	143,221	132,074	117,068	117,550
$100,000 or more	677,921	650,177	640,355	731,900	810,026

Total deposits	$1,664,068	$1,603,519	$1,619,276	$1,658,690	$1,677,941

As a percentage of total deposits:
Demand deposits (noninterest-bearing)	18.4%	19.3%	22.7%	22.8%	21.3%
Money market accounts and NOW	28.3%	27.9%	26.3%	22.6%	20.1%
Savings	3.2%	3.3%	3.4%	3.3%	3.3%

	49.9%	50.5%	52.4%	48.7%	44.7%
Time deposits
Less than $100,000	9.4%	8.9%	8.2%	7.1%	7.0%
$100,000 or more	40.7%	40.6%	39.4%	44.2%	48.3%

Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	March 31, 2009	December 31, 2008	March 31, 2008
Nonperforming loans:
Construction Real Estate	$15,451	$1,951	$-
Commercial Real Estate	18,870	13,128	-
Commercial	18,582	2,272	2,471
Consumer	416	369	512
Trade Finance	1,196	1,196	-
SBA	1,774	1,538	3,410

Total nonperforming loans	56,289	20,454	6,393
Other real estate owned	-	-	309

Total nonperforming assets	56,289	20,454	6,702

Guaranteed portion of nonperforming loans with SBA guarantee	2,408	2,110	2,545

Total nonperforming assets, net of SBA guarantee	$53,881	$18,344	$4,157

Nonperforming loans as a percent of total gross loans	3.38%	1.19%	0.34%
Nonperforming assets as a percent of total loans and other real estate owned	3.38%	1.19%	0.36%

	Three Months Ended March 31, 2009	Year Ended December 31, 2008	Three Months Ended March 31, 2008
Balances
Average total loans outstanding during the period	$1,678,518	$1,800,972	$1,837,574

Total loans outstanding at end of period [1]	$1,662,172	$1,717,511	$1,870,698

Allowance for Loan Losses:
Balance at beginning of period	$38,172	$20,477	$20,477

Charge-offs:
Construction Real Estate	931	402	-
Commercial Real Estate	70	319	-
Commercial	1,236	4,403	817
Consumer	605	2,040	117
SBA	129	581	73
Trade Finance	-	1,144	-

Total charge-offs	2,971	8,889	1,007

Recoveries
Commercial	25	128	10
Consumer	78	131	21
SBA	22	135	22
Trade Finance	1	12	-

Total recoveries	126	406	53

Net loan charge-offs	2,845	8,483	954

Provision for loan losses	14,451	26,178	2,162

Balance at end of period	$49,778	$38,172	$21,685

Ratios:
Net loan charge-offs to average loans	0.17%	0.47%	0.05%
Provision for loan losses to average total loans	0.86	1.45	0.12
Allowance for loan losses to gross loans at end of period	2.99	2.22	1.16
Allowance for loan losses to total nonperforming loans	88	187	339
Net loan charge-offs to allowance for loan losses at end of period	5.72	22.22	4.40
Net loan charge-offs to provision for loan losses	19.69	32.41	44.13

1 Net of deferred loan fees and discount on SBA loans sold

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

	Three Months Ended
	3/31/09		12/31/08		9/30/08		6/30/08	3/31/08
Performance ratios:
(Loss) return on average assets	(0.54	) %	(1.20	) %	(0.61	) %	1.00%	0.79%
(Loss) return on average equity	(4.94)		(13.52)		(7.59)		12.97	10.47
Efficiency ratio	51.67		58.87		116.51		53.49	59.50
Net loans to total deposits at period end	96.89		104.73		107.07		108.10	110.20
Net loans to total assets at period end	77.19		81.66		85.19		84.37	85.81

	As of the Dates Indicated
	3/31/09		12/31/08		9/30/08		6/30/08	3/31/08
Capital ratios:
Leverage capital ratio
Consolidated Company	11.04%		11.28%		8.71%		8.51%	8.35%
Center Bank	10.41		10.64		8.73		8.46	8.23
Tier 1 risk-based capital ratio
Consolidated Company	12.53		12.58		9.84		9.49	9.11
Center Bank	11.81		11.87		9.86		9.43	8.98
Total risk-based capital ratio
Consolidated Company	13.80		13.84		11.03		10.63	10.25
Center Bank	13.08		13.13		11.04		10.57	10.11